Exhibit 99.1

Press Release

Bio-Rad Reports Fourth-Quarter and Full-Year 2024 Financial Results

HERCULES, Calif.—February 13, 2025 -- Bio-Rad Laboratories, Inc. (NYSE: BIO and BIO.B), a global leader in life science research and clinical diagnostics products, today announced financial results for the fourth quarter and full year ended December 31, 2024.

Norman Schwartz, Bio-Rad’s Chairman and Chief Executive Officer, commented: “Bio-Rad demonstrated resilience and adaptability in 2024. While the biopharma headwinds dampened our Life Science segment results, our Clinical Diagnostics business returned to a more normalized growth rate, and our ongoing transformation initiatives and diligent cost management helped improve our gross margins.” Mr. Schwartz continued: “We begin 2025 in a strong position and remain committed to advancing our transformation, margin expansion, commercial excellence, and long-term shareholder value creation. The anticipated acquisition of digital PCR developer Stilla Technologies furthers our planned transformation as it would support our customers’ increasingly diverse range of research and clinical diagnostic applications.”

Financial Results Highlights

GAAP Results
	Q4 2024	Q4 2023	Full-Year 2024	Full-Year 2023
Revenue (millions)	$667.5	$681.2	$2,566.5	$2,671.2
Gross margin	51.2%	53.8%	53.7%	53.4%
Income from operations (millions)	$58.4	$95.3	$269.0	$337.8
Operating margin	8.7%	14.0%	10.5%	12.6%

Non-GAAP Results
	Q4 2024	Q4 2023	Full-Year 2024	Full-Year 2023
Revenue (millions)	$667.5	$681.2	$2,566.5	$2,671.2
Gross margin	53.9%	54.4%	55.0%	54.2%
Income from operations (millions)	$92.1	$105.3	$331.3	$378.9
Operating margin	13.8%	15.5%	12.9%	14.2%

The non-GAAP financial measures shown in the table above and discussed below exclude certain items detailed later in this press release under the heading “Use of Non-GAAP and Currency-Neutral Reporting.” A reconciliation between historical GAAP operating results and non-GAAP operating results is provided following the financial statements that are part of this press release.

Fourth-Quarter 2024 Results

Fourth-quarter 2024 total net sales were $667.5 million, a decrease of 2.0 percent compared to $681.2 million reported for the fourth quarter of 2023. On a currency-neutral basis, quarterly sales decreased 2.3 percent compared to the same period in 2023. The decrease in net sales was driven by lower sales in our Life Science segment.

Life Science segment net sales for the fourth quarter were $275.0 million, a decline of 5.5 percent compared to the same period in 2023. On a currency-neutral basis, Life Science segment sales decreased by 6.0 percent compared to the same quarter in 2023, driven by ongoing weakness in the biotech and biopharma end markets. Currency neutral sales decreased across all regions.

Clinical Diagnostics segment net sales for the fourth quarter were $392.5 million, an increase of 0.9 percent compared to the same period in 2023. On a currency-neutral basis, net sales increased 0.7 percent versus the same quarter last year. The currency neutral sales increase was primarily driven by an increased demand for our quality control and blood typing products. Currency neutral sales increased in EMEA and Americas partially offset by the decrease in Asia Pacific region.

Fourth-quarter gross margin was 51.2 percent compared to 53.8 percent during the fourth quarter of 2023.

Income from operations during the fourth quarter of 2024 was $58.4 million versus $95.3 million during the same quarter last year.

During the fourth quarter of 2024, the company recognized a change in the fair market value of its investment in Sartorius AG, which substantially contributed to a net loss of $715.8 million, or $25.57 per share, on a diluted basis, versus a net income of $349.7 million, or $12.14 per share, on a diluted basis, reported for the same period of 2023.

The effective tax rate for the fourth quarter of 2024 was 21.2 percent, compared to 18.4 percent for the same period in 2023. The effective tax rate reported in these periods was primarily affected by the accounting treatment of our equity securities.

Non-GAAP gross margin was 53.9 percent for the fourth quarter of 2024 compared to 54.4 percent during the fourth quarter of 2023.

Non-GAAP income from operations during the fourth quarter of 2024 was $92.1 million versus $105.3 million during the comparable prior-year period.

Non-GAAP net income for the fourth quarter of 2024 was $81.2 million, or $2.90 per share, on a diluted basis, compared to $89.3 million, or $3.10 per share, on a diluted basis, during the same period in 2023.

The non-GAAP effective tax rate for the fourth quarter of 2024 was 20.9 percent, compared to 22.3 percent for the same period in 2023. The lower rate in 2024 was driven by geographical mix of earnings.

Full-Year 2024 Results

On a reported basis, net sales for the full year of 2024 decreased 3.9 percent to $2,566.5 million compared to $2,671.2 million for the prior year. On a currency-neutral basis, full-year 2024 revenue decreased 3.6 percent year-over-year. The decrease in sales was driven by lower sales in our Life Science segment.

Full-year 2024 reported net sales for the Life Science segment were $1,028.1 million, a decrease of 12.6 percent compared to the prior year on a currency-neutral basis, primarily due to ongoing weakness in the biotech and biopharma end-markets.

Full-year 2024 reported net sales for the Clinical Diagnostics segment were $1,537.9 million, an increase of 3.7 percent compared to the prior year on a currency-neutral basis driven by an increased demand for our quality control and blood typing products.

Full-year 2024 gross margin was 53.7 percent, compared to 53.4 percent in 2023.

Full-year 2024 income from operations was $269.0 million versus $337.8 million in 2023.

During the year of 2024, the company recognized a change in the fair market value of its investment in Sartorius AG, which substantially contributed to a net loss of 1,844.2 million, or $65.36 per share, on a diluted basis, versus a net loss of $637.3 million, or $21.82 per share, on a diluted basis, reported in 2023.

The effective tax rate for the full year of 2024 was 21.3 percent compared to 25.0 percent in 2023. The lower rate in 2024 was primarily driven by geographic mix of earnings.

The non-GAAP financial measures discussed below exclude certain items detailed later in this press release under the heading “Use of Non-GAAP and Currency-Neutral Reporting.” A reconciliation between historical GAAP operating results and non-GAAP operating results is provided following the financial statements that are part of this press release.

Non-GAAP gross margin was 55.0 percent for full-year 2024 compared to 54.2 percent for full-year 2023.

Non-GAAP income from operations for the full year of 2024 was $331.3 million versus $378.9 million for the full year of 2023.

Non-GAAP net income for 2024 was $291.1 million, or $10.31 per share, compared to $345.2 million, or $11.78 per share in 2023.

The non-GAAP effective tax rate for the full year of 2024 was 23.6 percent compared to 22.3 percent in 2023.

Full-Year 2024 Business Segment Highlights

•Continued to drive product innovation, made investments, and formed strategic partnerships to further expand Bio-Rad’s Droplet DigitalTM PCR platform into life science research and clinical diagnostics:
•Invested in Geneoscopy to support launch of their FDA-approved, non-invasive colorectal cancer screening test that utilizes our Droplet Digital PCR platform,
•Invested in Oncocyte to commercialize the company’s transplant monitoring assays deploying our QX600TM Droplet Digital PCR system to offer laboratory customers a highly sensitive alternative to centralized sequencing test providers,
•Expanded library of assays for use with Droplet Digital PCR to advance early diagnosis and monitoring of cancers, cell and gene therapy manufacturing, and food safety monitoring,
•Partnered with Allegheny Health Network of hospitals to generate clinical evidence across various cancer types using our Droplet Digital PCR technology for minimal residual disease monitoring of solid tumor cancer patients after treatment,
•As part of Bio-Rad’s product development strategy in cell biology, acquired Saber Bio, a development-stage platform using droplet technology for high-throughput discovery of novel antibodies and T-cell receptors, which play crucial role in identifying potential therapeutic drug candidates,
•On February 13, 2025, announced intent to acquire next-generation digital PCR developer Stilla Technologies, a highly complementary potential addition to Bio-Rad’s digital PCR product portfolio to support our customers’ increasingly diverse range of applications including liquid biopsy for oncology diagnostics, cell and gene therapy, organ transplant testing, infectious diseases, and food and environmental testing; subject notably to proper consultation process, the transaction would be expected to close by the end of the third quarter of 2025.

Full-Year 2025 Financial Outlook

Bio-Rad is providing its financial outlook for the full year 2025. The company currently expects non-GAAP, currency-neutral revenue growth of approximately 1.5 to 3.5 percent and an estimated non-GAAP operating margin of approximately 13.0 to 13.5 percent.

Conference Call and Webcast

Management will discuss the company’s fourth quarter and full-year 2024 results, as well as its detailed financial outlook, in a conference call scheduled for 2 PM Pacific Time (5 PM Eastern Time) on February 13, 2025. To participate, dial (800) 715-9871 within the U.S. or +1 (646) 307-1963 outside the U.S., and provide access code: 9562470.

A live webcast of the conference call will also be available in the "Investor Relations" section of the company’s website under "Events & Presentations" at investors.bio-rad.com. A replay of the webcast will be available for up to a year.

Use of Non-GAAP and Currency-Neutral Reporting

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP EPS, which exclude amortization of acquisition-related intangible assets, certain acquisition-related expenses and benefits, restructuring charges, asset impairment charges, gains and losses from change in fair market value of equity securities and loan receivable, gains and losses on equity-method investments, and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. More specifically, management adjusts for the excluded items for the following reasons:

Amortization of purchased intangible assets: we do not acquire businesses and assets on a predictable cycle. The amount of purchase price allocated to purchased intangible assets and the term of amortization can vary significantly and are unique to each acquisition or purchase. We believe that excluding amortization of purchased intangible assets allows the users of our financial statements to better review and understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Acquisition-related expenses and benefits: we incur expenses or benefits with respect to certain items associated with our acquisitions, such as transaction costs, professional fees for assistance with the transaction; valuation or integration costs; changes in the fair value of contingent consideration, gain or loss on settlement of pre-existing relationships with the acquired entity; or adjustments to purchase price. We exclude such expenses or benefits as they are related to acquisitions and have no direct correlation to the operation of our on-going business.

Restructuring, impairment charges, and gains and losses from change in fair market value of equity securities and loan receivable, and gains and losses on equity-method investments: we incur restructuring and impairment charges on individual or groups of employed assets and charges and benefits arising from gains and losses from change in fair market value of equity securities and loan receivable, and gains and losses (including impairments) on equity-method investments, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods.

Significant litigation charges or benefits and legal costs: we may incur charges or benefits as well as legal costs in connection with litigation and other contingencies unrelated to our core operations. We exclude these charges or benefits, when significant, as well as legal costs associated with significant legal matters, because we do not believe they are reflective of on-going business and operating results.

Income tax expense: we estimate the tax effect of the excluded items identified above to determine a non-GAAP annual effective tax rate applied to the pretax amount in order to calculate the non-GAAP provision for income taxes. We also adjust for items for which the nature and/or tax jurisdiction requires the application of a specific tax rate or treatment.

From time to time in the future, there may be other items excluded if we believe that doing so is consistent with the goal of providing useful information to investors and management.

Percentage sales growth in currency neutral amounts are calculated by translating prior period sales in each local currency using the current period’s monthly average foreign exchange rates for that currency and comparing that to current period sales.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact on our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

We do not provide a reconciliation of our non-GAAP financial expectations to expectations for the most comparable GAAP measure because the amount and timing of many future charges that impact these measures (such as amortization of future acquisition-related intangible assets, future acquisition-related expenses and benefits, future restructuring charges, future asset impairment charges, future valuation changes of equity-owned securities, future gains and losses on equity-method investments or future legal charges or benefits), which could be material, are variable, uncertain, or out of our control and therefore cannot be reasonably predicted without unreasonable effort, if at all.

BIO-RAD, QX600, and Droplet Digital are trademarks of Bio-Rad Laboratories, Inc.

About Bio-Rad

Bio-Rad Laboratories, Inc. (NYSE: BIO and BIO.B) is a leader in developing, manufacturing, and marketing a broad range of products for the life science research and clinical diagnostics markets. Based in Hercules, California, Bio-Rad operates a global network of research, development, manufacturing, and sales operations with approximately 7,700 employees and $2.6 billion in revenues in 2024. Our customers include universities, research institutions, hospitals, and biopharmaceutical companies, as well as clinical, food safety and environmental quality laboratories. Together, we develop innovative, high-quality products that advance science and save lives. To learn more, visit bio-rad.com.

Forward-Looking Statements

This release may be deemed to contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements we make regarding estimated future financial performance or results; remaining committed to advancing our transformation, margin expansion, commercial excellence, and long-term shareholder value creation; the anticipated acquisition of digital PCR developer Stilla Technologies furthering our planned transformation; and for the full year 2025: expecting non-GAAP, currency-neutral revenue growth of approximately 1.5 to 3.5 percent and an estimated non-GAAP operating margin of approximately 13.0 to 13.5 percent. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "expect,” "estimate," "continue," "believe," "anticipate," “target,” "will," "project," "assume," “plan,” “remain,” "may," "intend," or similar expressions or the negative of those terms or expressions, although not all forward-looking statements contain these words. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. These risks and uncertainties include reductions in government funding or capital spending of our customers; global economic and geopolitical conditions; the uncertain pace of the biopharma sector’s recovery; the challenging macroeconomic environment in China; supply chain issues; international legal and regulatory risks; our ability to develop and market new or improved products; our ability to compete effectively; foreign currency exchange fluctuations; product quality and liability issues; our ability to integrate acquired companies, products or technologies into our company successfully; changes in the healthcare industry; natural disasters and other catastrophic events beyond our control; the timing of the anticipated acquisition of Stilla Technologies; the possibility that various conditions to the consummation of the anticipated acquisition of Stilla Technologies may not be satisfied or waived; the ability to obtain necessary regulatory approvals or to obtain them on acceptable terms or within expected timing for the anticipated acquisition of Stilla Technologies; the possibility that the anticipated benefits from the anticipated acquisition of Stilla Technologies cannot be realized in the manner contemplated; and other factors beyond our control. For further information regarding the Company's risks and uncertainties, please refer to the "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in the Company's public reports filed with the Securities and Exchange Commission (the "SEC"), including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2023, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2024 to be filed with the SEC. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc. disclaims any obligation to update these forward-looking statements.

Investor Contact:
Edward Chung, Investor Relations
510-741-6104
ir@bio-rad.com

Media Contact:
Anna Gralinska, Corporate Communications
510-741-6643
cc@bio-rad.com

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Income (Loss)
(In millions, except number of shares, which are reflected in thousands, and per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net sales	$667.5	$681.2	$2,566.5	$2,671.2
Cost of goods sold	325.5	314.9	1,187.6	1,244.3
Gross profit	342.0	366.3	1,378.9	1,426.9
Selling, general and administrative expense	204.0	207.1	814.0	841.7
Research and development expense	79.6	63.9	295.9	247.4
Income from operations	58.4	95.3	269.0	337.8
Interest expense	12.2	12.3	48.9	49.4
Foreign currency exchange gains, net	(1.8)	(2.0)	(3.9)	(7.3)
(Gains) losses from change in fair market value of equity securities and loan receivable	976.5	(324.3)	2,656.8	1,252.3
Other income, net	(19.6)	(19.1)	(90.3)	(106.5)
Income (loss) before income taxes	(908.9)	428.4	(2,342.5)	(850.1)
Benefit from (provision for) income taxes	193.1	(78.7)	498.3	212.8
Net income (loss)	$(715.8)	$349.7	$(1,844.2)	$(637.3)

Basic earnings (loss) per share:
Net income (loss) per basic share	$(25.57)	$12.15	$(65.36)	$(21.82)
Weighted average common shares - basic	27,997	28,792	28,214	29,209

Diluted earnings (loss) per share:
Net income (loss) per diluted share	$(25.57)	$12.14	$(65.36)	$(21.82)
Weighted average common shares - diluted	27,997	28,815	28,214	29,209

Note: As a result of the net loss for the three months ended December 31, 2024 and the years ended
December 31, 2024 and 2023, all potentially issuable common shares have been excluded from the diluted shares used in the computation of earnings per share as their effect was anti-dilutive.

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In millions)

	December 31, 2024	December 31, 2023
	(Unaudited)
Current assets:
Cash and cash equivalents	$488.1	$403.8
Short-term investments	1,176.4	1,208.9
Accounts receivable, net	452.5	489.0
Inventories, net	760.0	780.5
Other current assets	153.3	166.1
Total current assets	3,030.3	3,048.3

Property, plant and equipment, net	528.1	529.0
Operating lease right-of-use assets	160.5	194.7
Goodwill, net	410.5	413.6
Purchased intangibles, net	293.6	320.5
Other investments	4,839.2	7,698.1
Other assets	101.9	94.9
Total assets	$9,364.1	$12,299.1

Current liabilities:
Accounts payable, accrued payroll and employee benefits	$246.5	$284.5
Current maturities of long-term debt	1.2	0.5
Income and other taxes payable	31.2	35.8
Other current liabilities	188.9	202.0
Total current liabilities	467.8	522.8

Long-term debt, net of current maturities	1,200.4	1,199.1
Other long-term liabilities	1,126.6	1,836.0
Total liabilities	2,794.8	3,557.9

Total stockholders’ equity	6,569.3	8,741.2
Total liabilities and stockholders’ equity	$9,364.1	$12,299.1

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Year Ended
	December 31,
	2024	2023
Cash flows from operating activities:
Cash received from customers	$2,553.1	$2,684.2
Cash paid to suppliers and employees	(2,058.2)	(2,240.5)
Interest paid, net	(46.5)	(47.5)
Income tax payments, net	(99.4)	(129.6)
Other operating activities	106.2	108.3
Net cash provided by operating activities	455.2	374.9
Cash flows from investing activities:
Payments for purchases of marketable securities and investments	(1,276.6)	(689.0)
Proceeds from sales and maturities of marketable securities and investments	1,305.3	863.2
Other investing activities	(188.9)	(154.0)
Net cash (used in) provided by investing activities	(160.2)	20.2
Cash flows from financing activities:
Payments on long-term debt	(0.4)	(0.5)
Other financing activities	(218.4)	(425.1)
Net cash used in financing activities	(218.8)	(425.6)
Effect of foreign exchange rate changes on cash	9.2	0.4
Net increase (decrease) in cash, cash equivalents and restricted cash	85.4	(30.1)
Cash, cash equivalents and restricted cash at beginning of year	404.4	434.5
Cash, cash equivalents and restricted cash at end of year	$489.8	$404.4

Reconciliation of net loss to net cash provided by operating activities:
Net loss	$(1,844.2)	$(637.3)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	151.6	145.9
Reduction in the carrying amount of right-of-use assets	41.2	46.5
Losses from change in fair market value of equity securities and loan receivable	2,656.8	1,252.3
Changes in working capital	(37.1)	(143.4)
Other	(513.1)	(289.1)
Net cash provided by operating activities	$455.2	$374.9

Bio-Rad Laboratories, Inc.
Reconciliation of GAAP financial measures to non-GAAP financial measures
(In millions, except number of shares, which are reflected in thousands, and per share data)
(Unaudited)

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP diluted income per share (non-GAAP EPS), which exclude amortization of acquisition-related intangible assets; certain acquisition-related expenses and benefits; restructuring charges; asset impairment charges; gains and losses from change in fair market value of equity securities and loan receivable; gains and losses on equity-method investments; and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.

Three Months Ended		Three Months Ended		Year Ended		Year Ended
December 31, 2024	% of revenue	December 31, 2023	% of revenue	December 31, 2024	% of revenue	December 31, 2023	% of revenue

GAAP cost of goods sold	$325.5	$314.9	$1,187.6	$1,244.3
Amortization of purchased intangibles	(4.5)	(4.5)	(17.9)	(17.6)
Restructuring benefits (costs)	(13.1)	0.1	(14.8)	(3.8)

Non-GAAP cost of goods sold	$307.9	$310.5	$1,154.9	$1,222.9

GAAP gross profit	$342.0	51.2%	$366.3	53.8%	$1,378.9	53.7%	$1,426.9	53.4%
Amortization of purchased intangibles	4.5		4.5		17.9		17.6
Restructuring (benefits) costs	13.1		(0.1)		14.8		3.8

Non-GAAP gross profit	$359.6	53.9%	$370.7	54.4%	$1,411.6	55.0%	$1,448.3	54.2%

GAAP selling, general and administrative expense	$204.0	$207.1	$814.0	$841.7
Amortization of purchased intangibles	(0.7)	(1.2)	(3.4)	(6.1)
Acquisition related benefits (costs)	—	—	—	4.1
Restructuring benefits (costs)	(1.5)	(0.9)	(5.3)	(17.5)
Other non-recurring items (2)	(2.1)	(1.8)	(6.8)	(7.6)
Non-GAAP selling, general and administrative expense	$199.7	$203.2	$798.5	$814.6

GAAP research and development expense	$79.6	$63.9	$295.9	$247.4
Acquisition related benefits (costs)	(11.7)	(0.4)	(12.5)	14.0
Restructuring benefits (costs)	(0.1)	(1.3)	(1.6)	(6.6)
Non-GAAP research and development expense	$67.8	$62.2	$281.8	$254.8

GAAP income from operations	$58.4	8.7%	$95.3	14.0%	$269.0	10.5%	$337.8	12.6%
Amortization of purchased intangibles	5.2		5.7		21.3		23.7
Acquisition related (benefits) costs	11.7		0.4		12.5		(18.1)
Restructuring (benefits) costs	14.7		2.1		21.7		27.9
Other non-recurring items (2)	2.1		1.8		6.8		7.6
Non-GAAP income from operations	$92.1	13.8%	$105.3	15.5%	$331.3	12.9%	$378.9	14.2%

GAAP (gains) losses from change in fair market value of equity securities and loan receivable	$976.5	$(324.3)	$2,656.8	$1,252.3
Gains (losses) from change in fair market value of equity securities and loan receivable	(976.5)	324.3	(2,656.8)	(1,252.3)
Non-GAAP (gains) losses from change in fair market value of equity securities and loan receivable	$—	$—	$—	$—

GAAP other (income) expense, net	$(19.6)	$(19.1)	$(90.3)	$(106.5)
Gains (losses) on equity-method investments	(1.3)	(0.9)	(4.6)	(3.5)
Other non-recurring items (3)	—	—	—	2.5
Non-GAAP other (income) expense, net	$(20.9)	$(20.0)	$(94.9)	$(107.5)

GAAP income (loss) before income taxes	$(908.9)	$428.4	$(2,342.5)	$(850.1)
Amortization of purchased intangibles	5.2	5.7	21.3	23.7
Acquisition related (benefits) costs	11.7	0.4	12.5	(18.1)
Restructuring (benefits) costs	14.7	2.1	21.7	27.9
(Gains) losses from change in fair market value of equity securities and loan receivable	976.5	(324.3)	2,656.8	1,252.3
(Gains) losses on equity-method investments	1.3	0.9	4.6	3.5
Other non-recurring items (2) (3)	2.1	1.8	6.8	5.1
Non-GAAP income before income taxes	$102.6	$115.0	$381.2	$444.3

GAAP benefit from (provision for) income taxes	$193.1	$(78.7)	$498.3	$212.8
Income tax effect of non-GAAP adjustments (1)	(214.5)	53.0	(588.4)	(311.9)
Non-GAAP provision for income taxes	$(21.4)	$(25.7)	$(90.1)	$(99.1)

GAAP net income (loss)	$(715.8)	(107.2)%	$349.7	51.3%	$(1,844.2)	(71.9)%	$(637.3)	(23.9)%
Amortization of purchased intangibles	5.2		5.7		21.3		23.7
Acquisition related (benefits) costs	11.7		0.4		12.5		(18.1)
Restructuring (benefits) costs	14.7		2.1		21.7		27.9
(Gains) losses from change in fair market value of equity securities and loan receivable	976.5		(324.3)		2,656.8		1,252.3
(Gains) losses on equity-method investments	1.3		0.9		4.6		3.5
Other non-recurring items (2) (3)	2.1		1.8		6.8		5.1
Income tax effect of non-GAAP adjustments (1)	(214.5)		53.0		(588.4)		(311.9)
Non-GAAP net income	$81.2	12.2%	$89.3	13.1%	$291.1	11.3%	$345.2	12.9%

GAAP diluted income (loss) per share	$(25.57)	$12.14	$(65.36)	$(21.82)
Amortization of purchased intangibles	0.19	0.20	0.75	0.81
Acquisition related (benefits) costs	0.42	0.01	0.44	(0.62)
Restructuring (benefits) costs	0.52	0.07	0.77	0.95
(Gains) losses from change in fair market value of equity securities and loan receivable	34.84	(11.25)	94.09	42.71
(Gains) losses on equity-method investments	0.05	0.03	0.16	0.12
Other non-recurring items (2) (3)	0.07	0.06	0.24	0.17
Income tax effect of non-GAAP adjustments (1)	(7.65)	1.84	(20.83)	(10.62)
Add back anti-dilutive shares	0.03	—	0.05	0.08
Non-GAAP diluted income per share	$2.90	$3.10	$10.31	$11.78

GAAP diluted weighted average shares used in per share calculation	27,997	28,815	28,214	29,209
Shares included in non-GAAP net income per share, but excluded from GAAP net loss per share as they would have been anti-dilutive	28	—	24	110
Non-GAAP diluted weighted average shares used in per share calculation	28,025	28,815	28,238	29,319

Reconciliation of net income (loss) to adjusted EBITDA:
GAAP net income (loss)	$(715.8)	(107.2)%	$349.7	51.3%	$(1,844.2)	(71.9)%	$(637.3)	(23.9)%
Interest expense	12.2		12.3		48.9		49.4
Benefit from (provision for) income taxes	(193.1)		78.7		(498.3)		(212.8)
Depreciation and amortization	39.2		37.2		151.6		145.9
Foreign currency exchange gains, net	(1.8)		(2.0)		(3.9)		(7.3)
Other income, net	(19.6)		(19.1)		(90.3)		(106.5)
(Gains) losses from change in fair market value of equity securities and loan receivable	976.5		(324.3)		2,656.8		1,252.3
Dividend from Sartorius AG	—		—		17.9		34.8
Acquisition related (benefits) costs	11.7		0.4		12.5		(18.1)
Restructuring (benefits) costs	14.7		2.1		21.7		27.9
Other non-recurring items (2)	2.1		1.8		6.8		7.6
Adjusted EBITDA	$126.1	18.9%	$136.8	20.1%	$479.5	18.7%	$535.9	20.1%

(1) Excluded items identified in the reconciliation schedule are tax effected by application of a non-GAAP effective tax rate. The non-GAAP tax provision is adjusted for items, the nature of which and/or tax jurisdiction requires the application of a specific tax rate or treatment.

(2) Incremental costs to comply with the European Union's In Vitro Diagnostics Regulation ("IVDR") for previously approved products.

(3) Gain from the release of an escrow for the acquisition in 2021 (2023).

2025 Financial Outlook

Forecasted non-GAAP operating margin excludes 87 basis points related to amortization of purchased intangibles. Forecasted non-GAAP operating margin does not reflect future gains and charges that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance, such as foreign currency fluctuations, future gains or losses associated with certain legal matters, acquisitions and restructuring activities. We do not provide a reconciliation of our non-GAAP financial expectations to expectations for the most comparable GAAP measure because the amount and timing of many future charges that impact these measures (such as amortization of future acquisition-related intangible assets, future acquisition-related expenses and benefits, future restructuring charges, future asset impairment charges, future valuation changes of equity-owned securities, future gains and losses on equity-method investments or future legal charges or benefits), which could be material, are variable, uncertain, or out of our control and therefore cannot be reasonably predicted without unreasonable effort, if at all.